Exhibit 99.1

102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Reports First Quarter Results

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Company Entered 2009 Prepared for a Weakening Economy with Strong Capital, Reserves, and Liquidity; Lower Noninterest Expenses; and Renewed Strategic Focus

GREENVILLE, SC – April 21, 2009 – The South Financial Group, Inc. (NASDAQ: TSFG) today reported a first quarter 2009 net loss available to common shareholders of $90.8 million, or $(1.10) per diluted share. The net loss was primarily driven by continuing high credit costs, including increasing the allowance for credit losses. Excluding non-operating items, the first quarter 2009 operating loss available to common shareholders totaled $88.6 million, or $(1.08) per diluted share. Reconciliations of GAAP-reported results to operating results and full-year results are provided in the attached financial highlights.

First quarter operating results reflect the following items:

•	A tangible common equity ratio at March 31, 2009 of 6.05%, or 7.51% reflecting conversion of the Mandatorily Convertible Preferred Stock

•	Capital ratios in excess of all “well-capitalized” requirements, including a Tier 1 capital ratio of 12.10%

•	An increase in the allowance for credit losses to 2.84% of loans held for investment at March 31, 2009, up from 2.45% at December 31, 2008

•	An increase in first quarter 2009 net loan charge-offs to $109.1 million, or annualized 4.36% of average loans held for investment, from $76.1 million for fourth quarter 2008

•	A net interest margin of 2.83% for first quarter 2009, down 14 basis points linked-quarter

•

Lower operating noninterest expenses with a $2.5 million, or 2.7%, linked-quarter decline, or a $6.0 million linked-quarter decline, or 7.1%, excluding credit-related expenses and FDIC insurance premiums

•	Preferred dividends include $6.5 million for the value of common shares issued as an inducement for the early conversion of $45 million in preferred stock

“We are focused on riding out the current economic storm by realistically addressing the issues, while defining our overall strategic direction through our core banking relationships,” said H. Lynn Harton, President and Chief Executive Officer of The South Financial Group. “We face a deepening recession, rising unemployment levels, and elevated credit costs. We expected a net loss for the quarter and prepared for it by building a strong foundation of capital while maintaining strong reserve levels and sound liquidity. In addition, we continued to aggressively address our problem loans, improve our pricing on loans and deposits, control noninterest expenses, and grow core banking relationships.”

Harton continued, “We’re also preparing ourselves for a better banking environment post-recession by clarifying our targeted customer segments and how we add value for them. This involves improving our training, sales systems, and branding. In particular, we’ve refocused on the basics of relationship banking -- that is building core deposits, making quality loans to people we know, and serving our customers’ needs.”

Net Interest Income and Average Balance Sheet

First quarter 2009 tax-equivalent net interest income decreased $6.7 million to $86.2 million from $92.9 million in fourth quarter 2008. This decrease reflects a lower net interest margin, a decline in average earning assets from non-core loan categories, and two fewer days in the quarter.

The tax-equivalent net interest margin for first quarter 2009 decreased to 2.83%, down 14 basis points from 2.97% for fourth quarter 2008. The decline stemmed from the fourth quarter 2008 Federal funds rate cuts, which immediately repriced certain loans and wholesale borrowings. The overall loan portfolio yield was down 65 basis points linked-quarter, partially offset by a 61 basis point reduction in the cost of wholesale borrowings (including brokered certificates of deposit). However, such rate cuts impact customer funding rates much more gradually with only a 29 basis point decline this quarter. Looking forward, we expect the margin to gradually increase as higher cost certificates of deposits, both customer and brokered, renew and reprice downward in the lower rate environment.

First quarter 2009 average earning assets decreased $153.1 million, or 1.2% linked-quarter, to $12.3 billion. First quarter 2009 average loans decreased $155.9 million, or 1.5% linked-quarter, and period-end loans held for investment decreased $205.4 million. For internal management purposes, TSFG segregated its loan portfolio into core ($7.5 billion at period end) and non-core ($2.5 billion at period end) loans, principally based on its ability to build a banking relationship. Going forward, TSFG plans to grow core loans and decrease non-core loans. During first quarter 2009, core loans grew linked-quarter, up $24.8 million or 0.3% linked-quarter, while non-core loans declined $230.2 million or 8.6% linked-quarter. The decline in non-core loans, which also reflects charge-offs, included commercial real estate loans down $135.0 million, indirect auto loans down $66.5 million, and lot loans down $29.5 million.

First quarter 2009 average customer funding (defined as total deposits less brokered deposits plus customer sweep accounts) remained relatively unchanged at $7.9 billion, although period-end balances decreased $218.4 million. Based on period-end balances, lower-cost customer deposit accounts (noninterest-bearing, interest checking, money market, and savings) grew $114.0 million, aided by a renewed focus on core deposits supported by a targeted sales campaign, while certificates of deposit declined

$226.4 million as the Company focused on more rational but still competitive pricing on such products. First quarter 2009 average wholesale borrowings, including brokered deposits and excluding customer sweep accounts, declined $227.1 million, while period-end balances were relatively unchanged at $3.7 billion.

Noninterest Income

First quarter 2009 operating noninterest income (which excludes the non-operating items mentioned below) totaled $26.7 million, down $1.8 million from $28.5 million for fourth quarter 2008. Linked-quarter, customer fee income decreased $835,000, reflecting lower customer spending in this economic environment with fewer customer transactions as well as the seasonal nature of some of the sources. Bank-owned life insurance declined $1.4 million, due to higher insurance proceeds received in fourth quarter 2008. These decreases were partially offset by a $1.4 million favorable swing in the gain on certain derivative activities, a $287,000 increase in wealth management income, and a $167,000 increase in mortgage banking income.

Total noninterest income, including non-operating items, was $23.7 million for first quarter 2009, compared with $30.0 million for fourth quarter 2008. Non-operating noninterest income for first quarter 2009 included a $3.0 million loss on securities, principally from the recognition of $2.5 million of other than temporary impairment on a real estate investment with a remaining carrying value of $2.2 million. This compares with a $1.6 million net gain on securities for fourth quarter 2008.

Noninterest Expenses

Operating noninterest expenses (which exclude the non-operating items mentioned below) totaled $89.6 million for first quarter 2009, a $2.5 million, or 2.7%, linked-quarter decline from $92.1 million for fourth quarter 2008. TSFG controlled operating noninterest expenses by implementing measures to streamline its cost structure including staff reductions, no merit pay raises for all employees, a reduction in the Company match for the 401K plan, and other expense initiatives, which will continue to provide benefits throughout 2009. Full-time equivalent employees totaled 2,430 at March 31, 2009, down 3% from 2,505 at December 31, 2008 and down 2% from 2,485 a year ago.

Credit-related noninterest expenses, which included loan collection and foreclosed asset expenses, losses on nonperforming loans held for sale, and losses on the sale of other real estate owned, increased $2.3 million linked-quarter, and FDIC insurance premiums increased $1.2 million. Excluding the $3.5 million increase for these items, operating noninterest expenses declined $6.0 million, or 7.1%, linked-quarter. TSFG achieved this decline while also absorbing $1.3 million in costs associated with TSFG’s efficiency project (discussed below).

In December 2008, TSFG launched phase one of Project NOW, an efficiency improvement project to reduce costs and increase revenues, while improving the customer experience. Phase 1 involves 8 workstreams, such as streamlining branch processes, enhancing retail deposit fees, and centralizing procurement. From the 8 initial workstreams, TSFG expects to generate annual pre-tax operating benefits of approximately $18 to $20 million (revenue improvements of $12 to $13 million and expense savings of $5 to $7 million) when fully implemented in 2010.

Harton continued, “Expense control is critical during tough economic times. As a team, we’re guarding every expense dollar as if it were coming out of our own pocket, and we’re pleased to see our expense actions take hold this quarter. However, to win, we must grow our revenues as well as manage our costs. Project NOW is proceeding as planned and will help position us to realize opportunities, both today and beyond this current economic cycle.”

Total noninterest expenses, including non-operating items, were $90.2 million for first quarter 2009, compared with $342.1 million for fourth quarter 2008. First quarter 2009 non-operating noninterest expenses included a $676,000 charge to adjust approximately $6.9 million of various auction rate preferred securities repurchased from brokerage customers to fair value. Fourth quarter 2008 non-operating noninterest expenses included $237.6 million for non-cash goodwill impairment for the Florida Banking Segment and other non-operating items listed on page 1 of the attached financial highlights.

Credit Quality

At March 31, 2009, nonperforming loans held for investment totaled $422.9 million, a $73.6 million increase from $349.4 million at December 31, 2008. In addition, TSFG had $12.8 million in nonperforming loans held for sale. Much of the increase was attributable to residential construction and housing-related loans, primarily in Florida. Residential construction and mortgage loans accounted for 55% of total nonaccrual loans at March 31, 2009, compared with 58% at December 31, 2008. At March 31, 2009, nonperforming assets increased to $512.9 million, or 5.08% of loans and foreclosed property, from $414.6 million, or 4.04%, at December 31, 2008.

The provision for credit losses for first quarter 2009 totaled $142.6 million, compared with $122.9 million for fourth quarter 2008. For first quarter 2009, the provision for credit losses exceeded net loan charge-offs by $33.6 million. This increased the allowance for credit losses to $283.4 million, or 2.84% of loans held for investment, up from $249.9 million, or 2.45% of loans held for investment, at December 31, 2008. The allowance coverage of nonperforming loans held for investment totaled 0.66 times and 0.71 times at March 31, 2009 and December 31, 2008, respectively.

Net loan charge-offs in first quarter 2009 totaled $109.1 million, or 4.36% of average loans held for investment, and $76.1 million, or 2.93%, for fourth quarter 2008. The primary components of the first quarter increase were $14.6 million for mortgage products (primarily lot loans), $8.1 million for residential construction, and $4.5 million for C&I loans

Capital

TSFG’s capital ratios remained strong and exceed “well-capitalized” standards for all regulatory capital ratios for TSFG and its banking subsidiary. Tangible equity to tangible assets at March 31, 2009 totaled 10.03%, compared with 10.29% at December 31, 2008. The 26 basis point decrease linked-quarter was attributable to the first quarter 2009 net loss, partially offset by balance sheet contraction (total assets down $317.1 million linked-quarter) and a higher unrealized gain on available for sale securities.

Tangible common equity to tangible assets at March 31, 2009 totaled 6.05% (unchanged from December 31, 2008), or 7.51% reflecting the Mandatorily Convertible Preferred Stock, which automatically converts into common stock on May 1, 2011. Approximately $60 million of the Mandatorily Convertible Preferred Stock has already converted into common stock, including $48.7 million in first quarter 2009, which kept the tangible common equity ratio unchanged for the quarter. Tangible common book value per common share assuming conversion of the Mandatorily Convertible Preferred Stock was $8.59 at March 31, 2009, compared with $9.40 at December 31, 2008.

First quarter 2009 preferred dividends totaled $16.4 million, including $5.2 million for the U.S. Treasury Capital Purchase Program preferred stock quarterly dividend, $4.7 million for the Mandatorily Convertible Preferred Stock quarterly dividend, and an additional $6.5 million for the value of 2.5 million common shares issued in January 2009 as an inducement for the early conversion of Mandatorily Convertible Preferred Stock.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Wednesday, April 22nd at 10:00 a.m. (ET) to discuss first quarter 2009 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information and financial review presentation slides, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on April 21st or visit the Investor Relations section of its website under the Quarterly Earnings button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-888-296-6944 or 1-203-369-3027.

Webcast:To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 1st Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until May 6, 2009.

General Information

The South Financial Group is a bank holding company dedicated to serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At March 31, 2009, it had approximately $13.3 billion in total assets and 180 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At March 31, 2009, approximately 45% of TSFG’s total customer deposits were in South Carolina, 42% were in Florida, and 13% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income (loss) and operating earnings (loss), which exclude gains or losses on certain items deemed not to reflect core operations. In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “tangible” or “cash operating” basis and separates the loan portfolio into core and non-core loans (based on TSFG’s ability to build/expand banking relationships). TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, loan sales, customer funding growth, expense control, income tax rate, expected financial results for acquisitions, noninterest income, adequacy of capital and future capital levels, factors that will affect credit quality and the net interest margin, effectiveness of its hedging strategies, risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

PAGE 1, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/09 vs.

	3/31/09	12/31/08	3/31/08	12/31/08	12/31/08 Annualized	3/31/08

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$86,221	$92,898	$94,156	(7.2)%	(29.1)%	(8.4)%
Less: tax-equivalent adjustment	1,203	1,265	1,450	(4.9)	(19.9)	(17.0)

Net interest income	85,018	91,633	92,706	(7.2)	(29.3)	(8.3)
Provision for credit losses	142,627	122,926	73,292	16.0	65.0	94.6
Noninterest income: (1)
Operating noninterest income (noninterest income, excluding non-operating items)	26,695	28,451	28,803	(6.2)	(25.0)	(7.3)
Gain (loss) on securities	(2,954)	1,561	396	n/m	n/m	n/m
Gain on Visa IPO share redemption	—	—	1,904	n/m	n/m	n/m

Non-operating noninterest income (loss)	(2,954)	1,561	2,300	n/m	n/m	n/m

Total noninterest income	23,741	30,012	31,103	(20.9)	(84.7)	(23.7)

Noninterest expenses: (1)
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	89,617	92,068	80,251	(2.7)	(10.8)	11.7
Goodwill impairment	—	237,618	188,431	n/m	n/m	n/m
Employment contracts and severance	—	9,599	—	n/m	n/m	n/m
(Gain) loss on early extinguishment of debt	(52)	1,747	547	n/m	n/m	n/m
Visa-related litigation	—	—	(863)	n/m	n/m	n/m
Loss on repurchase of auction rate securities	676	—	—	n/m	n/m	n/m
Loss on derivative collateral	—	1,061	—	n/m	n/m	n/m

Non-operating noninterest expenses	624	250,025	188,115	n/m	n/m	n/m

Total noninterest expenses	90,241	342,093	268,366	n/m	n/m	n/m

Income (loss) before income taxes	(124,109)	(343,374)	(217,849)	n/m	n/m	n/m
Income tax expense (benefit)	(49,706)	(33,435)	(16,557)	n/m	n/m	n/m

Net income (loss)	(74,403)	(309,939)	(201,292)	n/m	n/m	n/m
Preferred stock dividends and other (2)	(16,408)	(9,424)	(137)	n/m	n/m	n/m

Net income (loss) available to common shareholders	$(90,811)	$(319,363)	$(201,429)	n/m %	n/m %	n/m %

Earnings:
Operating earnings (loss)	$(72,167)	$(65,542)	$(14,496)	n/m %	n/m %	n/m %
Operating earnings (loss) available to common shareholders	(88,575)	(74,966)	(14,633)	n/m	n/m	n/m
Per common share data:
Basic earnings (loss)	$(1.10)	$(4.29)	$(2.78)	n/m %	n/m %	n/m %
Diluted earnings (loss)	(1.10)	(4.29)	(2.78)	n/m	n/m	n/m
Operating earnings (loss) available to common shareholders, diluted	(1.08)	(1.01)	(0.20)	n/m	n/m	n/m
Cash dividends declared per common share	0.01	0.01	0.19	—	n/m	(94.7)
Average common shares outstanding:
Basic	82,223,190	74,505,656	72,449,437	10.4%	42.0%	13.5%
Diluted	82,223,190	74,505,656	72,449,437	10.4	42.0	13.5
PERFORMANCE RATIOS:
Total revenue: (3)
GAAP	$108,759	$121,645	$123,809	(10.6)%	(43.0)%	(12.2)%
Operating (4)	112,916	121,349	122,959	(6.9)	(28.2)	(8.2)
Return on average assets (5)	(2.23)%	(8.94)%	(5.85)%
Return on average common equity (6)	(34.47)	(99.16)	(51.73)
Return on average equity (5)	(18.85)	(76.17)	(51.73)
Net interest margin (tax-equivalent)	2.83	2.97	3.07
Efficiency ratios: (7)
GAAP	82.97	281.22	216.76
Cash operating (4)	78.22	74.70	63.92

(1)

During first quarter 2009, TSFG reclassified loss on nonperforming loans held for sale from noninterest income to noninterest expense. Prior periods have been reclassified to conform to the current presentation. See page 5 for amounts.

(2)	In first quarter 2009, includes $6.5 million for the value of common shares issued as an inducement for early conversion of 45,474 shares of preferred stock.
(3)	The sum of net interest income and noninterest income.
(4)

Total revenue and the cash efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.

(5)	Return on average assets and return on average equity are calculated as net income (loss) divided by either average assets or average total equity.
(6)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.
(7)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 3/31/09 vs.

	3/31/09	12/31/08	3/31/08	12/31/08	12/31/08 Annualized	3/31/08

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$13,556,128	$13,784,934	$13,844,905	(1.7)%	(6.7)%	(2.1)%
Intangible assets	(245,341)	(481,380)	(675,250)	(49.0)	(198.9)	(63.7)

Tangible assets	13,310,787	13,303,554	13,169,655	0.1	0.2	1.1

Loans	10,188,368	10,344,242	10,235,518	(1.5)	(6.1)	(0.5)
Securities (1)	2,120,749	2,117,087	2,075,741	0.2	0.7	2.2
Total earning assets	12,309,315	12,462,457	12,319,975	(1.2)	(5.0)	(0.1)

Noninterest-bearing deposits	1,021,400	1,001,516	1,083,505	2.0	8.1	(5.7)
Total deposits(2)	9,368,989	9,630,077	9,477,561	(2.7)	(11.0)	(1.1)

Customer funding (3)	7,918,965	7,932,366	8,227,391	(0.2)	(0.7)	(3.7)
Wholesale borrowings(4)	3,805,576	4,032,710	3,857,881	(5.6)	(22.8)	(1.4)
Total funding	11,724,541	11,965,076	12,085,272	(2.0)	(8.2)	(3.0)
Preferred stock	532,430	337,439	—	57.8	234.4	n/m
Common equity	1,068,416	1,281,312	1,564,978	(16.6)	(67.4)	(31.7)

Shareholders’ equity	1,600,846	1,618,751	1,564,978	(1.1)	(4.5)	2.3
Intangible assets	(245,341)	(481,380)	(675,250)	(49.0)	(198.9)	(63.7)

Tangible equity	1,355,505	1,137,371	889,728	19.2	77.8	52.4

Loans/total earning assets	82.8%	83.0%	83.1%
Securities/total assets	15.6	15.4	15.0
Customer funding/total funding	67.5	66.3	68.1
Wholesale borrowings/total assets	28.1	29.3	27.9
Loans/customer funding	128.7	130.4	124.4

(1)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 3/31/09 vs.

	3/31/09	12/31/08	3/31/08	12/31/08		12/31/08 Annualized		3/31/08

BALANCE SHEET DATA (Period End)
Loans held for sale (1)	$29,726	$30,963	$16,119	(4.0	) %	(16.2	) %	84.4%
Loans held for investment	9,986,681	10,192,072	10,275,653	(2.0)		(8.2)		(2.8)
Allowance for loan losses	(280,156)	(247,086)	(174,420)	13.4		54.3		60.6
Allowance for credit losses	(283,425)	(249,874)	(177,016)	13.4		54.5		60.1
Securities	2,124,320	2,129,903	2,101,366	(0.3)		(1.1)		1.1
Intangible assets	244,729	246,020	488,093	(0.5)		(2.1)		(49.9)
Total assets	13,285,247	13,602,326	13,731,720	(2.3)		(9.5)		(3.3)
Noninterest-bearing deposits	1,067,953	1,041,140	1,108,623	2.6		10.4		(3.7)
Total deposits (2)	9,227,078	9,405,717	9,451,532	(1.9)		(7.7)		(2.4)
Customer funding (3)	7,771,607	7,989,962	8,206,777	(2.7)		(11.1)		(5.3)
Wholesale borrowings (4)	3,729,536	3,749,898	3,961,422	(0.5)		(2.2)		(5.9)
Total funding	11,501,143	11,739,860	12,168,199	(2.0)		(8.2)		(5.5)
Mandatorily convertible preferred stock	190,026	238,700	—	(20.4)		(82.7)		n/m
Perpetual preferred stock	328,523	327,679	—	0.3		1.0		n/m
Common equity	1,033,634	1,054,152	1,378,321	(1.9)		(7.9)		(25.0)
Shareholders’ equity	1,552,183	1,620,531	1,378,321	(4.2)		(17.1)		12.6

CAPITAL RATIOS
Tier 1 risk-based capital	12.10%	12.86%	9.33%
Total risk-based capital	13.53	14.35	10.88
Leverage ratio	10.55	11.22	8.16
Tangible equity to tangible assets	10.03	10.29	6.72
Tangible common equity to tangible assets	6.05	6.05	6.72
-Assuming conversion of mandatorily convertible preferred (6)	7.51	7.84	6.72

SHARE DATA
Convertible preferred shares outstanding	190,026	238,700	—	(20.4	) %	(82.7	) %	n/m %
Common shares outstanding	84,781,160	74,643,649	72,629,724	13.6		55.1		16.7
-Assuming conversion of mandatorily convertible preferred (6)	114,015,929	111,366,726	72,629,724
Common book value per common share (5)	$12.19	$14.12	$18.98	(13.7)		(55.4)		(35.8)
Common tangible book value per common share (5)	9.31	10.83	12.26	(14.0)		(56.9)		(24.1)
-Assuming conversion of mandatorily convertible preferred (6)	8.59	9.40	12.26

OPERATIONS DATA
Branch offices	180	180	174	—%		—%		3.4%
ATMs	204	202	191	1.0		4.0		6.8
Employees (full-time equivalent)	2,430	2,505	2,485	(3.0)		(12.1)		(2.2)

(1)	As of March 31, 2009 and December 31, 2008, loans held for sale include $12.8 million and $16.3 million, respectively, of nonperfoming loans held for sale.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.
(5)

Common book value per common share is calculated as total shareholders’ equity less preferred stock divided by common share outstanding. Common tangible book value per common share also excludes intangible assets.

(6)

As of March 31, 2009 and December 31, 2008, assuming a $6.50 conversion price, the shares of convertible preferred stock are mandatorily convertible into approximately 29.2 million and 36.7 million common shares, respectively, by May 1, 2011.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

							% Change 3/31/09 vs.

	3/31/09		12/31/08		3/31/08		12/31/08		12/31/08 Annualized		3/31/08

CREDIT QUALITY
Loans held for investment	$9,986,681		$10,192,072		$10,275,653		(2.0	) %	(8.2	) %	(2.8	) %
Allowance for loan losses	(280,156)		(247,086)		(174,420)		13.4				60.6
Allowance for credit losses	(283,425)		(249,874)		(177,016)		13.4				60.1

Nonperforming loans held for investment (1)	$422,950		$349,382		$222,357		21.1%				90.2%
Nonperforming loans held for sale	12,766		16,282		—		(21.6)				n/m
Foreclosed property (other real estate owned and personal property repossessions)	77,210		48,993		8,227		57.6				838.5

Nonperforming assets	$512,926		$414,657		$230,584		23.7%				122.4%

Restructured loans not included in nonperforming assets (1)	$11,073		$6,249		$1,433
Nonperforming loans held for investment as a % of loans held for investment	4.24%		3.43%		2.16%
Nonperforming assets as a % of loans and foreclosed property (2)	5.08		4.04		2.24
Allowance for loan losses as a % of loans HFI	2.81		2.42		1.70
Allowance for credit losses as a % of loans HFI	2.84		2.45		1.72
Allowance for loan losses to nonperforming loans HFI	0.66	x	0.71	x	0.78	x
Loans past due 90 days or more (interest accruing)	$6,444		$47,481		$9,588						(32.8	) %
Average loans held for investment (three months ended)	10,154,853		10,308,823		10,221,424
Net loan charge-offs (three months ended)	109,076		76,052		24,971		43.4%				336.8%
Net loan charge-offs as a % of average loans held for investment (annualized, three months ended)	4.36%		2.93%		0.98%

(1)	During first quarter 2009, TSFG began excluding restructured loans accruing interest from its nonperforming loans. Prior periods have been reclassified to conform to the current presentation.
(2)

Excluding nonperforming loans held for sale, nonperforming assets as a % of loans held for investment and foreclosed property totaled 4.97% and 3.89%, respectively, at March 31, 2009 and December 31, 2008.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/09 vs.

	3/31/09	12/31/08	3/31/08	12/31/08	12/31/08 Annualized	3/31/08

NONINTEREST INCOME
Customer fee income	$12,402	$13,237	$13,636	(6.3)%	(25.6)%	(9.0)%
Wealth management income	6,574	6,287	7,028	4.6	18.5	(6.5)
Mortgage banking income	1,205	1,038	1,485	16.1	65.2	(18.9)
Bank-owned life insurance	2,502	3,939	3,147	(36.5)	(148.0)	(20.5)
Merchant processing income, net	610	697	857	(12.5)	(50.6)	(28.8)
Gain (loss) on certain derivative activities	1,135	(256)	12	n/m	n/m	n/m
Other (1)	2,267	3,509	2,638	(35.4)	(143.5)	(14.1)

Operating noninterest income (noninterest income, excluding non-operating items)	26,695	28,451	28,803	(6.2)	(25.0)	(7.3)
Non-operating noninterest income (loss)	(2,954)	1,561	2,300	n/m	n/m	n/m

Total noninterest income	$23,741	$30,012	$31,103	(20.9)%	(84.7)%	(23.7)%

NONINTEREST EXPENSES
Personnel expense	$44,114	$45,885	$44,151	(3.9)%	(15.7)%	(0.1)%
Occupancy	9,436	9,946	8,623	(5.1)	(20.8)	9.4
Furniture and equipment	6,945	7,454	6,383	(6.8)	(27.7)	8.8
Professional services	4,507	4,533	3,527	(0.6)	(2.3)	27.8
Project NOW expense	1,298	271	—	n/m	n/m	n/m
Advertising and business development	1,281	2,611	2,471	(50.9)	(206.6)	(48.2)
Telecommunications	1,526	1,613	1,423	(5.4)	(21.9)	7.2
Amortization of intangibles	1,291	1,417	1,658	(8.9)	(36.1)	(22.1)
Regulatory assessments	4,655	3,452	2,077	34.8	141.3	124.1
Loan collection and foreclosed asset expense	4,891	4,558	1,079	7.3	29.6	353.3
Loss on nonperforming loans held for sale (1)	1,838	283	—	n/m	n/m	n/m
(Gain) loss on OREO	124	(316)	187	n/m	n/m	n/m
Other	7,711	10,361	8,672	(25.6)	(103.7)	(11.1)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	89,617	92,068	80,251	(2.7)	(10.8)	11.7
Non-operating noninterest expenses	624	250,025	188,115	n/m	n/m	n/m

Total noninterest expenses	$90,241	$342,093	$268,366	n/m %	n/m %	n/m %

(1) In first quarter 2009, TSFG reclassified loss on nonperforming loans held for sale from noninterest income to noninterest expense.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 6, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended

	3/31/09	12/31/08	3/31/08

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(74,403)	$(309,939)	$(201,292)
Add: Income tax expense (benefit)	(49,706)	(33,435)	(16,557)

Income (loss) before income taxes	(124,109)	(343,374)	(217,849)
Non-operating items:
(Gain) loss on securities	2,954	(1,561)	(396)
Gain on Visa IPO share redemption	—	—	(1,904)
Goodwill impairment	—	237,618	188,431
Employment contracts and severance	—	9,599	—
(Gain) loss on early extinguishment of debt	(52)	1,747	547
Visa-related litigation	—	—	(863)
Loss on repurchase of auction rate securities	676	—	—
Loss on derivative collateral	—	1,061	—

PRE-TAX OPERATING EARNINGS (LOSS) (income (loss) before taxes, excluding non-operating items)	(120,531)	(94,910)	(32,034)
Add: Provision for credit losses	142,627	122,926	73,292

PRE-TAX, PRE-PROVISION OPERATING EARNINGS (income (loss) before taxes and provision, excluding non-operating items)	22,096	28,016	41,258
Less: Provision for credit losses	(142,627)	(122,926)	(73,292)
Related income tax expense (benefit)	(48,364)	(29,368)	(17,538)

OPERATING EARNINGS (LOSS) (net income (loss), excluding non-operating items)	(72,167)	(65,542)	(14,496)
Preferred stock dividends and other	(16,408)	(9,424)	(137)

OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends, excluding non-operating items)	(88,575)	(74,966)	(14,633)
Add: Amortization of intangibles, net of income tax	807	885	1,036

CASH OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends, excluding non-operating items and amortization of intangibles)	$(87,768)	$(74,081)	$(13,597)

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.